EXHIBIT 15

August 8, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated August 8, 2008, on our review of interim financial information of The Hertz Corporation and its subsidiaries (the "Company") for the three and six month periods ended June 30, 2008 and June 30, 2007 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2008 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-109955 and 333-57138) and on Form S-8 (File Nos. 333-32543, 333-80457, 333-60311 and 333-32868).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey